Exhibit A

                  [Letterhead of Cadwalader, Wickersham & Taft]





April 23, 2002



BY FACSIMILE & FEDERAL EXPRESS
------------------------------

Mr. Nagarjun Valluripalli
Chief Executive Officer
Intelligroup, Inc.
499 Thornall Street
Edison, New Jersey 08837

Nicholas Visco
Secretary
Intelligroup, Inc.

499 Thornall Street
Edison, New Jersey 08837


Re: Notice of Intention to Nominate Candidates for Election to the Board of Directors of Intelligroup, Inc. at the 2002 Annual Meeting.
      -----------------------------------------------------------------------


Dear Sirs:

Ashok Pandey is the beneficial owner of 2,139,083 shares of the common stock, par value $0.01, of Intelligroup, Inc., a New Jersey corporation (the "Company"). Please be advised that Mr. Pandey intends to nominate five candidates for election to the Company's Board of Directors at the 2002 Annual Meeting of stockholders, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "Annual Meeting").

Mr. Pandey intends to deliver a proxy statement and solicit proxies from holders of a sufficient number of the Company's voting shares to elect his nominees. Mr. Pandey reserves the right to nominate substitute or additional persons at the Annual Meeting in the event that (1) the number of directorships subject to election at the Annual Meeting is greater than five and/or (2) any of his nominees are unable for any reason (including by reason of the taking or announcement of any action that has, or if consummated would have, the effect of disqualifying any such nominee) to serve as a director.

Mr. Pandey reserves the right to give further notice of additional nominations or business to be conducted at the Annual Meeting or other meeting of the Company's stockholders.

Please direct any questions regarding the information contained in this notice to Dennis J. Block, Esq., Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038, (212) 504-5555 (Phone), (212) 504-6666 (Facsimile).


Sincerely,

/s/ Dennis J. Block

Dennis J. Block


cc:  Ashok Pandey